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                                  EXHIBIT 21.1
                           SUBSIDIARIES OF THE COMPANY


1.    Dave & Buster's of Illinois, Inc., a Illinois corporation
2.    Dave & Buster's of Georgia, Inc., a Georgia corporation
3.    Dave & Buster's of Pennsylvania, Inc., a Pennsylvania corporation
4.    DANB Texas, Inc., a Texas corporation
5.    Dave & Buster's of Maryland, Inc., a Maryland corporation
6.    Dave & Buster's of California, Inc., a California corporation
7.    Dave & Buster's of Colorado, Inc., a Colorado corporation
8.    Dave & Buster's of New York, Inc., a New York corporation